Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 37.1% INCREASE IN 2021 FIRST QUARTER SALES

RAISES 2021 GUIDANCE

New York, New York, April 20, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported that for the three months ended March 31, 2021, net sales rose 37.1% to $198.5 million from $144.8 million in the first quarter of 2020. At comparable foreign currency exchange rates, consolidated first quarter net sales increased 32.7%. The average dollar/euro exchange rate for the current first quarter was 1.20 compared to 1.10 in the first quarter of 2020. Inter Parfums plans to issue results for the 2021 first quarter on or about May 10, 2021.

Net Sales:

	Three months ended March 31,
(in millions)	2021	% Change	2020	2019

European based product sales	$159.7	40.0%	$114.1	$143.7
United States based product sales	38.8	26.2%	30.7	34.5
	$198.5	37.1%	$144.8	$178.2

Jean Madar, Chairman & CEO of Inter Parfums noted, “Continuing the rebound that began in the second half of 2020, sales for the first three months of 2021 set a first quarter record. Not only were 2021 first quarter sales 37.1% ahead of 2020’s admittedly depressed first quarter, but they were also 11.4% ahead of 2019’s first quarter sales of $178.2 million. With regard to our largest brands within European operations, Montblanc, Jimmy Choo, Coach, and Lanvin, sales rose 27.4%, 66.7%, 8.8% and 91.2%, respectively. Montblanc legacy scents were responsible for the increase in brand sales; the same holds for Lanvin fragrances with a major sales boost in the brand’s major markets, Eastern Europe and Asia. The increase in Coach sales was more of a function of a weaker dollar rather than increased sales volume; in 2020 comparable quarter sales rose 35.9% due in great part to the pre-pandemic launch of Coach Dreams early in the year. The combination of the strong sales by established Jimmy Choo scents along with the first quarter launch of I Want Choo produced the exceptional gain in first quarter brand sales. Initial and very promising sales of Kate Spade New York, our first new fragrance for the brand, also pushed first quarter sales to a new record as did the launch of our eco-friendly scent, Rochas Girl.”

Discussing U.S. operations Mr. Madar continued, “With little exception, our U.S. brands also produced strong growth in the first quarter. GUESS, our largest brand, continued to benefit from a combination of legacy fragrance sales and initial distribution of Bella Vita. We’ve had strong replenishment orders for the Authentic Night duo by Abercrombie & Fitch which debuted late last year while first quarter shipments of the Canyon Escape duo drove Hollister brand sales growth. Dunhill made a comeback with the solid performance of the brand’s new signature scent. Debuting in limited distribution toward the end of the first quarter was our MCM signature scent, our first scent for this brand, with global rollout now underway. The first quarter decline in Anna Sui brand sales following the 62.3% increase in the 2020 fourth quarter, was primarily due to the launch of Sky in the 2020 fourth quarter. The limited duty free/travel retail market also factored into the decline in Anna Sui brand sales. However, we have significant Anna Sui open orders and look forward to improving brand sales as the year unfolds. Our newest Oscar de la Renta scent, Alibi, was unveiled late in the first quarter with broader distribution now in process.”

Inter Parfums, Inc. News Release	Page 2
April 20, 2021

Mr. Madar concluded, “In addition to the ongoing rollouts of our newer programs, for European operations, we have a new Lanvin women’s line debuting along with brand extensions unveiling for Montblanc Explorer, Coach Dreams, and Jimmy Choo Urban Hero. For U.S. operations, the newest pillar for Abercrombie & Fitch, once again a duo, is shipping in the second quarter as is Dunhill’s new Driven collection for men.”

RAISES 2021 GUIDANCE

Mr. Greenberg stated, “The first quarter set the stage for a year of strong growth, despite meaningful travel retail headwinds. With firm orders, current inventory levels, and somewhat better visibility, we now look for 2021 net sales to come in at approximately $700 million, resulting in diluted net income per share of $1.65.” Guidance assumes that the average dollar/euro average exchange rate remains at current levels and that there is no significant resurgence of the COVID-19 pandemic.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com